EXHIBIT 99.1

HAIGHTS CROSS COMMUNICATIONS
PRESS RELEASE

Investor Contact: Paul J. Crecca (914) 289-9420 pjcrecca@haightscross.com

Editorial Contact: Michael Stugrin (562) 498-6353 mstugrin@earthlink.net	FOR IMMEDIATE RELEASE

Haights Cross Communications Appoints Paul J. Crecca
to Board of Directors

New York, NY, October 29, 2004—Haights Cross Communications, Inc. (HCC), a leading educational and library publisher, announced that Paul J. Crecca, HCC Executive Vice President and Chief Financial Officer, has been appointed to HCC’s Board of Directors. Crecca joins current Board members Peter J. Quandt, HCC Chairman and CEO; and Christopher S. Gaffney and Stephen F. Gormley, co-founders and managing partners of Great Hill Partners.

Quandt said: “Paul joined HCC in January 1998 as our Chief Financial Officer. Since then, he has led Haights Cross through multiple financing efforts, including our August 2003 $270 million debt recapitalization; played a critical role in all acquisitions; helped HCC achieve exceptional organic top and bottom-line growth; and built a highly professional finance organization. During his tenure with HCC, sales have grown from approximately $12 million to over $170 million. Paul has been my closest business associate and I am delighted to have him join the board.”

Prior to joining HCC, Crecca was Chief Financial Officer of the Marvel Comics Group from 1995-1997 and Chief Financial Officer of Dun & Bradstreet International from 1989-1995. He also held senior positions with Dun & Bradstreet Corporate Finance and Ernst & Young. Crecca received a BA in Accounting and MBA in Finance from Rutgers University, and is a CPA.

About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public and school library publishing, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge

Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Recorded Books (Prince Frederick, MD), Chelsea House Publishers (Northborough, MA), Buckle Down Publishing (Iowa City, IA), and Oakstone Publishing (Birmingham, AL). For more information, visit www.haightscross,com.

Safe Harbor Statement: This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.